As filed with the Securities and Exchange Commission on March 25, 1997
                                      Registration No. 333-________


                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                       ____________________

                             FORM S-8
                      REGISTRATION STATEMENT
                              Under
                    THE SECURITIES ACT OF 1933
                       ____________________

                      READ-RITE CORPORATION
      (Exact name of registrant as specified in its charter)


         DELAWARE                               94-2770690
 (State of Incorporation)                     (I.R.S. Employer
                                           Identification No.)

                      345 Los Coches Street
                    Milpitas, California 95035
   (Address of Principal Executive Offices, including Zip Code)

             ________________________________________

                   Employee Stock Purchase Plan
                     (Full title of the plan)
            _________________________________________

                        Cyril J. Yansouni
                     Chief Executive Officer
                      READ-RITE CORPORATION
                      345 Los Coches Street
                    Milpitas, California 95035
                          (408) 262-6700
    (Name, address and telephone number of agent for service)

                       ____________________

                            Copies to:

                     Francis S. Currie, Esq.
              WILSON SONSINI GOODRICH & ROSATI, P.C.
                        650 Page Mill Road
                 Palo Alto, California 94304-1050



                    CALCULATION OF REGISTRATION FEE

                                      Proposed
                                      Maximum    Proposed
                                      Offering   Maximum
                         Amount to     Price     Aggregate       Amount of
Title of Securities         be       Per Share   Offering      Registration
to be Registered        Registered      (1)      Price (1)        Fee


Shares of Common Stock       500,000  $24.8125  $12,406,250.00   $3,759.47
to be issued under
Employee Stock Purchase
Plan


(1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), whereby the per share price was determined by reference to the average between the high and low price reported in the Nasdaq National Market on March 19, 1997.

                REGISTRATION STATEMENT ON FORM S-8

                             PART II

          INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item  3.  Incorporation of Documents by Reference.

     The following documents and information previously filed with the Securities and Exchange Commission (the "Commission") by Read-Rite Corporation (the "Company") are hereby incorporated by reference in this Registration Statement:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1996, filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

     (c) The description of the Company's common stock which is contained in the Company's Registration Statement on Form 8-A filed with the Commission on September 6, 1991 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating any such description.

     (d) The description of the Company's Series A participating preferred stock ("Series A Preferred Stock") which is contained in the Company's Registration Statement on Form 8-A filed with the Commission on March 6, 1997 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating any such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.


Item 4.  Description of Securities - Securities to be Purchased.

     In March 1997 the Board of Directors approved a Preferred Shares Rights Agreement and declared a dividend distribution of one Preferred Share Purchase Right (the "Rights") for each share of its Common Stock outstanding on March 17, 1997 and each share of its Common Stock issued thereafter (subject to certain limitations). Currently, the Rights trade with shares of Common Stock and, when the Rights become exercisable, each Right will entitle the stockholder to buy 1/1000th of a share of the Company's Series A Preferred Stock at an exercise price of $150.00. Each such 1/1000th of a share of Series A Preferred Stock has rights and preferences substantially identical to those of 1 share of the Company's Common Stock. The Rights will become exercisable and will trade separately from the Common Stock (unless postponed by action of the disinterested directors) on the earlier of (i) ten days following a public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Stock or (ii) ten business days following the commencement or announcement of a tender offer or exchange offer which, if consummated, would result in the beneficial ownership by a person or group of 20% or more of the Company's outstanding Common Stock. If any person or a group acquires 20% or more of the Company's Common Stock without approval of the Company's Board of Directors, each Right not held by the acquiring person would entitle its holder to purchase $300.00 worth of the Company's Common Stock for $150.00. If, after any person or group acquires 20% or more of the Company's Common Stock without the approval of the Board of Directors, the Company is acquired in a merger or other business combination transaction, each Right not held by the acquiring person would entitle its holder to purchase $300.00 worth of the common stock of the acquiring company for $150.00. Under certain conditions, the Company may elect to redeem the Rights for $0.001 per Right or to cause the exchange of each Right not held by the acquiring person for one share of the Company's Common Stock. Additionally, the exercise price, number of Rights, and number of shares of Common Stock that may be acquired for that price are subject to adjustment from time to time to prevent dilution. The Rights expire on March 17, 2007 unless previously exchanged or redeemed as described above, or terminated in connection with the acquisition of the Company by consolidation or merger approved by the Board of Directors and satisfying certain conditions.

Item 5.  Interests of Named Experts and Counsel.

     Not Applicable.

Item 6.  Indemnification of Directors and Officers.

     The Company's Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for their conduct as a director. The Company's Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law. The Bylaws authorize the use of indemnification agreements and the Company has entered into such agreements with each of its directors and executive officers.

     Section 145 of the Delaware General Corporation Law ("Delaware Law") provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. The Company also maintains a policy of director and officer liability insurance which covers certain matters, including matters arising under the Securities Act.

     Delaware Law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Company's Certificate of Incorporation have no effect on the availability of equitable remedies such as injunction or rescission, based upon a director's breach of the duty of care. Insofar as indemnification for liabilities arising under the Exchange Act may be permitted to foregoing provisions and agreements, the Company has been informed that in the opinion of the staff of the Commission such indemnification is against public policy as expressed in the Exchange Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

   Exhibit
   Number      Description

      4.1           Employee Stock Purchase Plan, as amended

      5.1           Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

     23.1           Consent of Ernst & Young LLP, Independent Auditors

     23.2           Consent of Counsel (see Exhibit 5.1).

     24.1           Power of Attorney (see page II-4).

Item 9.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on this 25th day of March 1997.

                              READ-RITE CORPORATION


                              By:/s/ Cyril J. Yansouni
                                   Cyril J. Yansouni
                                   Chairman of the Board of Directors
                                   and Chief Executive Officer


                        POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Cyril J. Yansouni and John
Kurtzweil,   and  each  of  them  acting  individually,  as  his   or   her
attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

        Signature                   Title                Date

 /s/ Cyril J. Yansouni     Chief Executive Officer   March 25, 1997
    Cyril J. Yansouni      (Principal Executive
                           Officer) and
                           Chairman of the Board
                           of Directors

/s/ Frederic Schwettmann   President, Chief          March 25, 1997
  Frederic Schwettmann     Operating
                           Officer and Director

 /s/ John T. Kurtzweil     Vice President, Finance   March 25, 1997
   John T. Kurtzweil       and
                           Chief Financial Officer
                           (Principal
                           Financial and
                           Accounting Officer)

  /s/ John G. Linvill      Director                  March 25, 1997
    John G. Linvill

  /s/ William J. Almon     Director                  March 25, 1997
    William J. Almon

/s/ Michael L. Hackworth   Director                  March 25, 1997
  Michael L. Hackworth

/s/ Matthew. J. O'Rourke   Director                  March 25, 1997
  Matthew J. O'Rourke



                      READ-RITE CORPORATION

                REGISTRATION STATEMENT ON FORM S-8

                        INDEX TO EXHIBITS


                                                           Sequentially
 Exhibit                                                     Numbered
 Number   Description                                           Page

   4.1    Employee Stock Purchase Plan, as amended

   5.1    Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

  23.1    Consent of Ernst & Young LLP, Independent Auditors

  23.2    Consent of Counsel (see Exhibit 5.1).

  24.1    Power of Attorney (see page II-4).







                         March 21, 1997



Read-Rite Corporation
345 Los Coches Street
Milpitas, California 95035

     Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about March 24, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares (the "Shares") of your Common Stock under your Employee Stock Purchase Plan (the "Plan"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

     It is our opinion that, upon completion of the actions being taken, or contemplated by us as your counsel to be taken by you prior to the issuance of the Shares pursuant to the Registration Statement and the Plan, and upon completion of the actions being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                             Very truly yours,

                             WILSON SONSINI GOODRICH & ROSATI, P.C.
                             Professional Corporation

                             /s/  WILSON, SONSINI, GOODRICH & ROSATI





                          EXHIBIT 23.1


            CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Employee Stock Purchase Plan of Read-Rite Corporation, of our report dated October 21, 1996, except for Note 11, for which the date is December 11, 1996, with respect to the consolidated financial statements and schedule of Read-Rite Corporation included in its Annual Report (Form 10-K) for the year ended September 30, 1996, filed with the Securities and Exchange Commission.


                                        /s/  Ernst & Young, LLP

San Jose, California
March 21, 1997